EXHIBIT 99.2

PART II
Item 6.    Selected Consolidated Financial Data
Note: The information contained in this Item has been updated for the retrospective application of a new accounting standard as further detailed in the Current Report on Form 8-K filed herewith. This Item has not been updated for any other changes since the filing of the 2015 Annual Report on Form 10-K (“2015 Form 10-K”). For significant developments since the filing of the 2015 Form 10-K, refer to our filings with the Securities and Exchange Commission.
The following selected consolidated financial data is not necessarily indicative of the results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in the 2015 Form 10-K.

	Fiscal Year Ended September 30,
(Dollars in millions, except per share amounts)	2015	2014	2013	2012	2011
Operations:
Total revenues	$1,931.1	$1,923.5	$1,855.3	$1,651.5	$1,318.7
Gross profit	1,101.3	1,079.1	1,088.7	1,046.6	818.9
Income (loss) from operations	54.9	(21.4)	48.5	126.2	52.6
Provision (benefit) for income taxes	34.5	(4.7)	18.6	(141.8)	(8.2)
Net (loss) income	$(115.0)	$(150.3)	$(115.2)	$207.1	$38.2
Net (Loss) Income Per Share Data:
Basic	$(0.36)	$(0.47)	$(0.37)	$0.67	$0.13
Diluted	$(0.36)	$(0.47)	$(0.37)	$0.65	$0.12
Weighted average common shares outstanding:
Basic	317.0	316.9	313.6	306.4	302.3
Diluted	317.0	316.9	313.6	320.8	316.0
Financial Position:
Cash and cash equivalents and marketable securities	$568.8	$588.2	$846.8	$1,129.8	$478.5
Total assets	5,527.7	5,757.2	5,878.1	5,712.4	4,093.8
Long-term debt, net of current portion	2,118.8	2,127.4	2,108.1	1,735.8	853.0
Total deferred revenue	668.2	548.1	414.6	315.1	276.0
Total stockholders’ equity	2,265.3	2,582.0	2,638.0	2,728.3	2,493.4
Selected Data and Ratios:
Working capital	$360.2	$466.5	$529.3	$648.9	$379.9
Depreciation of property and equipment	62.4	51.7	39.8	31.7	27.6
Amortization of intangible assets	168.3	170.1	168.8	155.5	143.3
Gross margin percentage	57.0%	56.1%	58.7%	63.4%	62.1%